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                                                                   EXHIBIT 10.28



                                                 October 27, 1997

Bryan Reed
2903 Champlin Ct.
Richardson, TX 75082

Dear Bryan:

If your employment is terminated by the Company for any reason other than cause (as defined below) within one year following a Change of Control (as defined below), the Company shall pay you severance compensation equal to six months of your base salary. This severance compensation shall be in addition to any severance compensation to which you may be entitled under the Company's Employee Severance Pay Plan. The severance compensation payable under the terms of this letter will be paid to you in a lump sum within 30 days following the termination of your employment or bi-weekly in accordance with the Company's standard payroll practice, at your election.

For purposes hereof, "cause" shall mean termination of your employment because of: (i) your conviction for or plea of nolo contendere to any felony or crime involving moral turpitude, (ii) your commission of an act of dishonesty or breach of duty in connection with your employment by the Company, (iii) misconduct on your part in connection with your employment by the Company, (iv) your failure to execute lawful policies of the Company, (v) chronic alcoholism or any other form of addiction to drugs on your part, or (vi) your failure, refusal or inability to adequately perform your duties as an employee, as determined by the Company in its sole discretion.

For purposes hereof, a "Change of Control" shall mean the first to occur of the following events: (i) a change of control of the Company of the type required to be disclosed in a proxy statement pursuant to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) a reorganization, merger, or consolidation of the Company the consummation of which results in the outstanding securities of the Company being exchanged for or converted into cash, property, and/or securities not issued by the Company; (iii) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12-b2 promulgated under the Exchange Act) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange
Act) of voting securities of the Company representing 50% or more of the voting power of the Company, provided, however, that the terms "person" and "entity," as used in this clause, shall not include any person who is currently a director or officer of the Company or their respective Affiliates and Associates, or (iv) approval by both the Board of Directors and the stockholders of the Company of a sale of substantially all of the property and assets of

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the Company; or (v) approval by both the Board of Directors and the stockholders of the Company of the dissolution or liquidation of the Company.

Notwithstanding anything in this letter to the contrary, to receive severance compensation under the terms of this letter, you must sign an election form which releases the Company and its Affiliates and Associates from all claims or liabilities of any kind relating to your employment with the Company or the termination thereof. Furthermore, you are not entitled to severance compensation under the terms of this letter, (i) if you voluntarily resign or retire, (ii) if your employment is terminated for cause, (iii) if your employment is terminated because of your death or disability or (iv) if you fail or refuse to return to work after a leave of absence.

Sincerely,

/s/ William J. Shaw

William J. Shaw
President and
Chief Executive Officer

cc: Human Resources